Sub-Item 77I: Terms of New or Amended Securities

Effective February 29, 2012, the Goldman Sachs Managed Futures Strategy Fund (the Fund) commenced offering
Class A, Class C, Class IR, Class R, and Institutional Shares (the Shares).

The terms of the Shares of the Fund are described in Post-Effective Amendment No. 312 to the Registrants
Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on February 27, 2012
(Accession No. 0000950123-12-003404). Amendment No. 63 to the Trusts Agreement and Declaration of Trust, dated August 18, 2011, which established the Shares for the Fund, is incorporated herein by reference to Exhibit
(a)(64) to Post-Effective Amendment No. 290 to the Registrants Registration Statement on Form N-1A filed with the Securities and Exchange Commission on December 12, 2011 (Accession No. 0000950123-11-102748).